Exhibit 10.23

CONSULTANT AGREEMENT

This Consultant Agreement (the “Agreement”) dated August 20, 2019 and between:

SKY Technologies, and its affiliates duly organized under the laws of the state of Florida (together with its subsidiaries and predecessor companies hereinafter referred to as the “Company”) and Steve Schmidt, (hereinafter referred to as the “Consultant”).

NOW, THEREFORE, the parties hereto agree as follows:

1. Consulting. The Company hereby agrees to engage Consultant as retail market consultant to the Executive Chairman of the Company and Consultant hereby accepts his role in accordance with the terms of this Agreement.

2. Duties of Consultant. The duties of Consultant shall include advising the Chairman of the Company on retail programs and strategies, opportunities and transactions, help in identifying strategic partners and/or investors and other consulting services as may be assigned by the Chairman of the Company. Consultant shall perform all duties in a professional, ethical and businesslike manner. Consultant shall devote a reasonable time to the affairs of the Company as will be mutually agreed between the Chairman and Consultant.

3. Compensation. During the initial term of this Agreement only, Consultant shall be paid compensation as follows:

A.	For each year of his service to the company, Consultant will receive the following:

For year one: Consultant will receive a 5-year option to purchase 20,000 common shares at strike price of $0.10 per share and a 5-year option to purchase 20,000 common shares at a strike price of $6 per share that will all vest on October 1, 2020

For year two: Consultant will receive a 5-year option to purchase 20,000 common shares at strike price of $0.10 per share and a 5-year option to purchase 20,000 common shares at a strike price of $6 per share that will all vest on October 1, 2021

For year three: Consultant will receive a 5-year option to purchase 20,000 common shares at strike price of $0.10 per share and a 5-year option to purchase 20,000 common shares at a strike price of $6 per share that will all vest on October 1, 2022

For each big-box retail chain implementation of a full program in both websites and all stores of Smart Ceiling Fans, or Smart Lighting, or Smart Bases, that Consultant will lead and help the Company to achieve, he will receive a bonus of: 20,000 shares.

4. Independent Contractor Status. The parties intend Consultant to be an independent contractor and not an employee. Consultant will not incur any indebtedness on behalf of the Company. The Company is not responsible and will not withhold or deduct FICA or taxes of any kind, unless such withholding becomes legally required. Benefits provided by an employer to employees will not be available to Consultant.

5. Initial Term. The term of this Agreement shall commence on August 20, 2019 (the Effective Date”) and shall continue in effect for a period of three (3) years (the “Initial Term”). Following the expiration of the Initial Term, the Agreement shall be renewed upon the mutual agreement of Consultant and Company.

6. Termination. The Company may terminate Consultant for cause.

a) Cause shall be defined as:

(i) An act of fraud, embezzlement, theft or neglect of or refusal to substantially perform the duties of Consultant which is materially injurious to the financial condition or business reputation of the Company;

(ii) A material violation of this Agreement by Consultant, which is not cured within thirty (30) days after written notice thereof;

(iii) Consultant death, disability or incapacity;

(iv) Willful misconduct damaging to the Company, its reputation, products, services or customers;

(v) Being charged with a felony or a misdemeanor involving moral turpitude.

b) This Agreement is an “At Will” consulting agreement and nothing in the Company’s policies, actions, or this document shall be construed to alter the “At Will” nature of Consultant’s status with the Company, and Consultant understands that the Company may terminate the Agreement at any time for any reason or for no reason, provided it is not terminated in violation of state or federal law and further provided all common shares described in Section 3 are granted to Consultant and all options set forth therein shall immediately vest.

c) This Agreement may be terminated by the Company at its discretion at any time, provided all shares described in Section 3 are granted to Consultant and all options shall immediately vest.

d) This Agreement may be terminated by Consultant at Consultant’s discretion by providing at least thirty (30) days prior written notice to Company. In the event of termination by Consultant pursuant to this subsection, Company may immediately relieve Consultant of all duties and immediately terminate this Agreement, provided that Consultant shall be entitled to any due but un-granted common shares and any vested options to the termination date set forth in Consultant’s original termination notice.

e) In the event Company is acquired, or is the non-surviving entity in a merger, or sells all or substantially all of its assets, this Agreement, all of the provisions and rights provided herein shall survive. The Company shall use its best efforts to ensure that the transferee or surviving company is bound by the provisions of this Agreement and all shares grants will vest immediately.

8. Notices. Any notice required by this Agreement or given in connection with it, shall be in writing and shall be given to the appropriate party by personal delivery or by certified mail, postage prepaid, or recognized overnight delivery services;

If to Company:

Sky Technologies. 2855 W McNab Rd Pompano Beach FL 33180

If to Consultant:	[Enter Name and Address]

9. Final Agreement. This Agreement supersedes all prior understandings or agreements on the subject matter hereof. This Agreement may be modified only in writing and that which is duly executed by both parties.

10. Governing Law. This Agreement shall be construed and enforced in accordance with the laws of the State of Florida.

11. Headings. Headings used in this Agreement are provided for convenience only and shall not be used to construe meaning or intent.

12. No Assignment. Neither this Agreement nor any or interest in this Agreement may be assigned by Consultant without the prior express written approval of Company, which may be withheld by Company at Company’s absolute and sole discretion.

13. Severability. If any term of this Agreement is held by a court of competent jurisdiction to be invalid or unenforceable, then this Agreement, including all of the remaining terms, shall remain in full force and effect as if such invalid or unenforceable term had never been included.

14. Arbitration. The parties agree that they shall use their best efforts to amicably resolve any dispute arising out of or relating to this Agreement. Any controversy, claim or dispute that cannot be so resolved shall be settled by final binding arbitration in accordance with the rules of the American Arbitration Association and judgment upon the award rendered by the arbitrator or arbitrators may be entered in any court having jurisdiction thereof. Any such arbitration shall be conducted in the state of Florida, or such other place as may be mutually agreed upon by the parties. Within fifteen (15) days after the commencement of the arbitration, each party shall select one person to act as arbitrator, and the two arbitrators so selected shall select a third arbitrator within ten (10) days of their appointment. Each party shall bear its own costs and expenses and an equal share of the arbitrator’s expenses and administrative fees of arbitration.

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the first date above.

SKY TECHNOLOGIES		CONSULTANT

/s/ Rani Kohen /s/ John Campi		/s/ Steven Schmidt
Name	Rani Kohen and John Campi	Name	Steven Schmidt